SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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XTO ENERGY INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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XTO ENERGY INC.

810 Houston Street

Fort Worth, Texas 76102

April 21, 2004

Dear Stockholder:

On behalf of the Board of Directors, we invite you to attend the Annual Meeting of Stockholders to be held in the Horizon Room on the Twelfth Floor of the Fort Worth Club Tower, 777 Taylor Street, Fort Worth, Texas, on Tuesday, May 18, 2004, at 10:00 a.m. local time.

Matters to be voted upon are listed in the accompanying Notice of Annual Meeting of Stockholders. Additionally, we will review the Company’s operating results for 2003 and our plans for the year ahead.

Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment to complete, sign and return the enclosed proxy card as soon as possible, or use Internet or telephone voting according to the instructions on the proxy card. If you plan to attend the meeting, you may revoke your proxy prior to or at the meeting and vote in person.

Sincerely,

Bob R. Simpson Chairman of the Board and Chief Executive Officer	Steffen E. Palko Vice Chairman and President

XTO ENERGY INC.

810 Houston Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2004

To the Stockholders of XTO Energy Inc.:

The Annual Meeting of Stockholders of XTO Energy Inc. will be held on Tuesday, May 18, 2004, at 10:00 a.m. local time, in the Horizon Room on the Twelfth Floor of the Fort Worth Club Tower, 777 Taylor Street, Fort Worth, Texas, for the following purposes:

1.	To elect three directors;

2.	To approve an amendment to the XTO Energy Inc. Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $0.01 par value per share, from 250,000,000 to 500,000,000; and

3.	To transact any other business that may properly come before the meeting or any adjournments thereof.

By resolution of the Board of Directors, only stockholders of record as of the close of business on Wednesday, March 31, 2004, are entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders.

XTO Energy’s Annual Report and its Annual Report of Form 10-K for the year ended December 31, 2003, including financial statements, accompany this Proxy Statement.

Your attention is directed to the Proxy Statement for further information about each of the matters to be considered.

You are cordially invited to attend the meeting. Whether or not you plan to be present, please complete, date, and sign the enclosed proxy card and return it promptly in the enclosed envelope, or vote through the Internet or telephone by following the voting procedures described on the proxy card.

By Order of the Board of Directors,

Virginia N. Anderson

Secretary

Fort Worth, Texas

April 21, 2004

Certain documents referred to in the Proxy Statement are available at www.xtoenergy.com. Please note that none of the information on our web site is incorporated by reference into this Proxy Statement.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 18, 2004

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of XTO Energy Inc. (“Company”) for the Annual Meeting of Stockholders (“Annual Meeting”) to be held on Tuesday, May 18, 2004, and any adjournment thereof. We will begin mailing this Proxy Statement and the accompanying form of proxy to stockholders on or about April 21, 2004. The purpose of the Annual Meeting is to elect three directors, to approve the amendment to the XTO Energy Inc. Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock, $0.01 par value per share, from 250,000,000 to 500,000,000, and to transact any other business that may properly come before the meeting.

GENERAL MATTERS

Shares Outstanding and Voting Rights

All stockholders of record of the Company’s common stock (“Common Stock”) as of March 31, 2004, are entitled to vote at the Annual Meeting. There were 234,843,096 shares of Common Stock issued and outstanding on that date. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Stockholders are not entitled to vote cumulatively for the election of directors or on any other matter.

The Board of Directors requests that you sign and return the proxy card promptly, or vote through the Internet or by telephone, whether or not you plan to attend the Annual Meeting. A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum.

A proxy marked “abstain” on a matter will be considered to be represented at the Annual Meeting but not voted on such matter and will have the same effect as a vote “against” the matter. Shares registered in the names of brokers or other “street name” nominees for which proxies are voted on some, but not all, matters will be considered to be voted only as to those matters actually voted. The shares will not be voted or considered as shares present on any matters for which such shares were not voted because the beneficial holder did not provide voting instructions (commonly referred to as “broker non-votes”).

Whether you vote by mail, Internet, or telephone, your Common Stock will be voted at the Annual Meeting in accordance with your instructions. If no specific voting instructions are designated, the shares will be voted as recommended by the Board of Directors.

You may revoke a proxy at any time before it is voted at the Annual Meeting. To revoke your proxy, you may submit another signed proxy with a later date, vote through the Internet or by telephone at a later date, vote in person at the Annual Meeting, or send a written notice of revocation to the Secretary of the Company at its principal office, 810 Houston Street, Fort Worth, Texas 76102.

Cost of Solicitation

XTO Energy will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy materials to beneficial owners of Common Stock. Solicitations will be made primarily by mail, but certain directors, officers, or other employees of XTO Energy may solicit proxies in person, by telephone, or by other means. Such persons will not receive special compensation for their solicitation services. XTO Energy has engaged Mellon Investor Services LLC to solicit proxies from brokers, banks, nominees, and other institutional holders for a fee of $7,500 plus reimbursement for all reasonable out-of-pocket expenses.

Item 1.    ELECTION OF DIRECTORS

In accordance with XTO Energy’s Bylaws, the members of the Board of Directors are divided into three classes, in as equal number as possible, with staggered three-year terms. Generally, each director’s term of office continues until the third Annual Meeting of Stockholders following election to office and until a successor is duly elected and qualified. The terms of Class I, Class II, and Class III directors expire at the Annual Meeting of Stockholders in 2006, 2007, and 2005, respectively. The Board of Directors also has discretion to elect one or more advisory directors to serve for a term established by the Board of Directors. Advisory directors attend meetings of the Board of Directors and meetings of committees on which they serve but are not entitled to vote. The Board of Directors may remove an advisory director at any time, with or without cause.

Upon the recommendation of the Nominating Committee, the Board of Directors has established that it will be composed of 7 members. The Nominating Committee has recommended, and the Board of Directors has nominated, Phillip R. Kevil for election as a Class I director, and Scott G. Sherman and Bob R. Simpson for election as Class II directors. Mr. Kevil, Mr. Sherman, and Mr. Simpson have consented to serve for the nominated term. As a Class I director, Mr. Kevil will serve for a two-year term continuing until the Annual Meeting of Stockholders in May 2006. As Class II directors, Mr. Sherman and Mr. Simpson will each serve for a three-year term continuing until the Annual Meeting of Stockholders in May 2007. Mr. Kevil, Mr. Sherman, and Mr. Simpson are currently serving as directors of XTO Energy. Biographical information (including age as of April 1, 2004) follows for the director nominees, each director whose term in office will continue after the Annual Meeting, and each advisory director.

The persons named on the accompanying proxy intend to vote in favor of the nominees. Should the nominees become unavailable for election, the proxies may be voted with discretionary authority for any substitute recommended by the Board of Directors. Directors are elected by a majority of the votes of stockholders present in person or represented by proxy at the Annual Meeting.

If the nominees are elected, the Board of Directors will have seven directors, of which five are non-employee directors and two are executive officers. In addition, there are four advisory directors, of which one is a non-employee advisory director and three are executive officers. The biographies of the director nominees, continuing directors, and advisory directors follow.

NOMINEES FOR DIRECTOR

CLASS I	(Term expires 2006)

Phillip R. Kevil

Age 53. Mr. Kevil has been a director of XTO Energy since February 2004. He retired from XTO Energy in 1997. He served as Vice President-Taxation or held similar positions with the Company and its predecessors from 1987 to 1997. Mr. Kevil was Tax Manager (1979-1986) and Assistant Tax Manager (1975-1979) of Southland Royalty Company and was on the audit and tax staff of Arthur Andersen (1973-1975). Mr. Kevil is a Certified Public Accountant.

CLASS II	(Term expires 2007)

Scott G. Sherman

Age 70. Mr. Sherman has been a director of XTO Energy since 1990. Mr. Sherman has been the sole owner of Sherman Enterprises, a personal investment firm in Fort Worth, Texas, for the past 15 years. Previously, Mr. Sherman owned and operated Eaglemotive Industries, an automotive parts manufacturing company, for 18 years.

Bob R. Simpson

Age 55. Mr. Simpson has been a director of XTO Energy since 1990. A co-founder of the Company with Mr. Palko, Mr. Simpson has been Chairman since July 1, 1996, and has been Chief Executive Officer or held similar positions with the Company and its predecessors since 1986. Mr. Simpson was Vice President of Finance and Corporate Development of Southland Royalty Company (1979-1986) and Tax Manager of Southland Royalty Company (1976-1979).

The Board of Directors recommends that stockholders vote FOR the director nominees.

DIRECTORS CONTINUING IN OFFICE

CLASS III	(Term expires 2005)

William H. Adams III

Age 45. Mr. Adams has been a director of XTO Energy since 2001. He is President of Texas Bank-Downtown Fort Worth. Prior to that, he was employed by Frost Bank from 1995 to 2001 where he most recently served as President of Frost Bank-South Arlington. He also served as Senior Vice President and Group Leader of Commercial/Energy Lending at Frost Bank.

Jack P. Randall

Age 54. Mr. Randall has been a director of XTO Energy since 1997. He is a co-founder and director of Randall & Dewey Partners, LP, an oil and gas transactions advisory and consulting firm in Houston, Texas. Prior to that, he was with Amoco Production Company (1975-1989), where he was Manager of Acquisitions and Divestitures for seven years.

Herbert D. Simons

Age 68. Mr. Simons has been a director of XTO Energy since 2000. He is an attorney specializing in federal income tax law and is presently of counsel with the law firm of Winstead Sechrest & Minick P.C. in Houston, Texas. Prior to that, he was an associate and partner from 1963 through 1999 in the law firm of Butler & Binion, L.L.P. Mr. Simons is a Certified Public Accountant, and he served as a member of the Rice University Accounting Council from 1981 until 1996.

CLASS I	(Term expires 2006)

Steffen E. Palko

Age 53. Mr. Palko has been a director of XTO Energy since 1990. A co-founder of the Company with Mr. Simpson, Mr. Palko has been Vice Chairman and President or held similar positions with the Company and its predecessors since 1986. Mr. Palko was Vice President-Reservoir Engineering of Southland Royalty Company (1984-1986) and Manager of Reservoir Engineering of Southland Royalty Company (1982-1984).

ADVISORY DIRECTORS

Lane G. Collins

Age 63. Dr. Collins has served as an advisory director of XTO Energy since 1998. Dr. Collins is a professor of accounting at Baylor University in Waco, Texas, where he has taught since 1978. Prior to that, Dr. Collins taught for five years at the University of Southern California, where he earned his doctorate in business administration.

Louis G. Baldwin

Age 54. Mr. Baldwin has served as an advisory director of XTO Energy since 2000. Mr. Baldwin has been Executive Vice President and Chief Financial Officer or held similar positions with the Company since 1986. He was Assistant Treasurer (1979-1986) and Financial Analyst (1976-1979) at Southland Royalty Company.

Keith A. Hutton

Age 45. Mr. Hutton has served as an advisory director of XTO Energy since 2000. Mr. Hutton has been Executive Vice President-Operations or held similar positions with the Company since 1987. He was a Reservoir Engineer (1982-1987) with Sun Exploration & Production Company.

Vaughn O. Vennerberg, II

Age 49. Mr. Vennerberg has served as an advisory director of XTO Energy since 2000. Mr. Vennerberg has been Executive Vice President-Administration or held similar positions with the Company since 1987. He was employed (1979-1986) by Cotton Petroleum Corporation and Texaco Inc.

DIRECTORS’ COMPENSATION

Directors and advisory directors who are also employees of XTO Energy receive no additional compensation for service on the Board of Directors. Each non-employee director receives an annual retainer, paid in four quarterly installments, totaling $100,000 and, pursuant to the Company’s 1998 Stock Incentive Plan, an annual grant of 2,500 performance shares that vest immediately. Non-employee advisory directors receive an annual retainer, paid in four quarterly installments, totaling $50,000 and, pursuant to the 1998 Stock Incentive Plan, an annual grant of 1,250 performance shares that vest immediately. The annual performance share grant amounts have been adjusted for the five-for-four stock split effected on March 17, 2004. Non-employee directors and advisory directors receive no additional meeting fees but are reimbursed for travel expenses incurred in conjunction with their attendance at meetings of the Board of Directors. Non-employee directors have the personal use of Company aircraft for up to six hours per year, and non-employee advisory directors have the personal use of Company aircraft for up to three hours per year. Non-employee directors also have use of Company office space, subject to availability.

Since 2001, directors have been eligible to participate in the Company’s retiree medical insurance plan. Initially, the plan provided that each non-employee director and advisory director who was at least 55 years old and had served on the Board of Directors a minimum of five years was eligible to participate in the plan and receive medical insurance from the Company at premiums to be determined by the Company from time to time. During 2003, the retiree medical plan was amended to provide benefits to directors with any combination of age and years of service that total 60, with a minimum age of 45 and a minimum of five years of service on the Board of Directors. Dependents of eligible directors may also participate in the plan. When a director or dependent of a director becomes eligible for insurance under a government-sponsored plan or is eligible for insurance under the plan of an employer, they are no longer eligible to participate in the retiree health plan. None of the directors or their dependents are currently receiving benefits under the plan.

Effective August 2002, the Company adopted an Outside Director Severance Plan. The plan provides that in the event of a change in control of the Company, each non-employee director and each non-employee advisory director will receive a payment equal to three times the annual cash retainer then in effect for such director and advisory director. In addition, they will receive an amount equal to three times the number of performance shares most recently granted to the director or advisory director as part of their annual compensation multiplied by the closing price of the Company’s Common Stock on the day a change in control occurs. A “change in control” of the Company is deemed to have occurred only if: any person, or persons acting together as a group, shall become the direct or indirect beneficial owners of more than 25% of the Company’s voting shares; a merger or consolidation results in the Company’s stockholders holding less than 50% of the voting shares of the surviving entity; certain specified majority changes in the composition of the Board of Directors occur; or a plan or agreement is adopted, approved, or executed to dispose of all or substantially all of the Company’s assets or outstanding Common Stock.

During 2003, the Company adopted a long-term care plan that provides for custodial care. Directors are eligible to participate in the Company’s long-term care insurance plan. This insurance provides home health care benefits, nursing home benefits, and assisted living facility benefits. A director may also purchase long-term care insurance for his or her spouse on the same terms and at the same premiums available to an employee’s spouse. None of the directors or their dependents are currently receiving benefits under the plan.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held six meetings during 2003. Additionally, management frequently discusses matters with the directors on an informal basis. Directors also are invited to attend management conferences twice a year to hear presentations on the Company’s performance and future plans and have an opportunity to meet with management employees, security analysts and commercial bankers. All directors and advisory directors attended at least 75 percent of the total number of meetings of the Board of Directors and the Committees on which they served.

The Company has three permanent committees of the Board of Directors. These committees are the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Each committee is governed by a charter that has been approved by the Board of Directors. The charters each provide that the committee be composed of at least three directors, that each director must be independent as that term is defined from time to time by the New York Stock Exchange and the Securities and Exchange Commission, and that each committee must conduct an annual evaluation of its performance. Each committee and director has the authority to consult with outside legal, accounting, and other advisors to assist in the performance of their duties as directors. The Company will reimburse any fees and expenses incurred.

The number of meetings held during 2003, current membership, and functions of the committees are described below.

Audit Committee (nine meetings)—Herbert D. Simons, chairman, William H. Adams III, Phillip R. Kevil, Scott G. Sherman, and Lane G. Collins (advisory member). The primary functions of the Audit Committee are to monitor internal accounting controls and financial reporting practices, review financial statements and related information, select and retain the Company’s independent accountants, review and evaluate the performance, services, and fees of the independent accountants, pre-approve all audit and permitted non-audit services to be provided by the independent accountants, monitor the independence of the independent accountants, and produce a report for inclusion in the Company’s proxy statement. The Company’s independent accountants report directly to the Audit Committee. Additionally, the Audit Committee discusses with management the Company’s earning releases, including the use of pro-forma financial information, and the information and earnings guidance provided to analysts and rating agencies. The Audit Committee also reviews and discusses quarterly reports from independent accountants regarding critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles, and other material written communication between the independent accountants and management.

The Board of Directors has determined that all of the members of the Audit Committee satisfy the additional independence criteria applicable to audit committee members under the current listing standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. Additionally, the Board of Directors has determined that Mr. Simons qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission. The Audit Committee is governed by a charter that was amended by the committee and approved by the Board of Directors in March 2004, a copy of which is attached as Appendix A. It can also be found on the Company’s web site at www.xtoenergy.com.

Compensation Committee (six meetings)—William H. Adams III, chairman, Phillip R. Kevil, Scott G. Sherman, Herbert D. Simons, and Lane G. Collins (advisory member). The primary functions of the Compensation Committee are to review and approve any corporate goals relevant to the compensation of the Chief Executive Officer and President, to evaluate the performance and set the compensation for the Chief Executive Officer and the President, to review the compensation and performance of other executive officers of the Company, to review and approve the terms of any employment contracts with executive officers, and to produce an annual report for inclusion in the Company’s proxy statement. The Compensation Committee also administers and interprets the Company’s stock incentive compensation plan and grants all performance shares and options to purchase Common Stock under the plan. In April 2004, the Compensation Committee established an Executive Compensation Subcommittee to review and approve grants of performance shares and options to purchase Common Stock to any executive officer whose compensation might exceed $1 million in any year. The subcommittee consists of Messrs. Adams, Sherman, and Simons, who are independent directors as defined by the Internal Revenue Code and its regulations. The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans, including new plans and amendments to existing plans. It is also responsible for developing plans for managerial succession of the Company. The Compensation Committee is governed by a charter approved by the Board of Directors in November 2002. A copy of the charter can be found on the Company’s web site at www.xtoenergy.com.

Corporate Governance and Nominating Committee (three meetings)—William H. Adams III, chairman, Scott G. Sherman, Herbert D. Simons, and Lane G. Collins (advisory member). The primary functions of the Corporate Governance and Nominating Committee are to recommend candidates to the Board of Directors as nominees for election at the Annual Meeting of Stockholders or to fill vacancies as they may occur, to develop and recommend to the Board of Directors a set of corporate governance principles, and to review and reassess the adequacy of the governance guidelines annually and recommend any changes deemed appropriate. This committee is also responsible for conducting an annual performance evaluation of the Board of Directors and reviewing and recommending any changes to director compensation levels and practices. The Corporate Governance and Nominating Committee will also review candidates suggested for nomination by the stockholders. With respect to procedures for stockholders to suggest candidates for consideration by the committee for the 2005 Annual Meeting of Stockholders, see “Corporate Governance Matters—Nomination Process” below. The Corporate Governance and Nominating Committee is governed by a charter approved by the Board of Directors in November 2002. A copy of the charter can be found on the Company’s web site at www.xtoenergy.com.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. The guideline address areas such as the structure, responsibilities, qualifications, and functioning of the Board of Directors and its committees, as well as director compensation, orientation, and continuing education. The Corporate Governance and Nominating Committee reviews the guidelines at least annually to determine whether any changes are recommended. A copy of the guidelines can be found on the Company’s web site at www.xtoenergy.com.

Directors’ Independence

The Corporate Governance Guidelines require that a majority of the voting directors on the Board of Directors be independent under the rules and regulations of the New York Stock Exchange and under the Categorical Standards of Directors’ Independence adopted by the Board in February 2004. The Board of Directors, which is currently composed of seven voting members, has determined that Messrs. Adams, Kevil, Sherman, and Simons have no material relationship with the Company, either directly or indirectly, and are independent under the New York Stock Exchange rules and the Categorical Standards of Directors’ Independence. All committees of the Board are composed of independent directors. A copy of the Company’s Categorical Standards of Directors’ Independence is attached as Appendix B and can also be found on the Company’s web site at www.xtoenergy.com.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers and a Code of Business Conduct and Ethics for all directors, officers, and employees of the Company. A copy of each code can be found on the Company’s web site at www.xtoenergy.com. We will promptly disclose any amendments to, or waivers under, the codes with respect to executive officers and directors.

Nomination Process

The Corporate Governance and Nominating Committee reviews possible candidates for nomination to the Board of Directors and recommends candidates for nomination to the Board for approval. The committee and the Board have adopted Director Qualification Standards that describe specific traits, abilities, and experience the committee and the Board look for in determining candidates for election to the Board. Among the standards and qualifications the committee and the Board seek, are individuals of high ethical character who share in the values of the Company. They also seek individuals with a variety of experience, including chief executive officers, entrepreneurs, independent business owners, licensed attorneys, and certified public accountants. Additionally, the Board is expected to have some members with specialized skills in the oil and gas exploration and development industry, including individuals with strong technical backgrounds. The Corporate Governance and Nominating Committee is responsible for assessing the appropriate mix of skills and characteristics required of directors in the context of perceived needs of the Board at any given point in time and will review and update the criteria as deemed necessary. A copy of the Director Qualification Standards can be found on the Company’s web site at www.xtoenergy.com.

The Corporate Governance and Nominating Committee considers suggestions from many sources, including management, directors, and stockholders, regarding possible candidates for nomination to the Board of Directors. Any such suggestion by a stockholder for consideration by the committee for nomination as a candidate to be elected at an upcoming annual meeting of stockholders should be submitted to the committee within the same time frames required in the Bylaws for advance notice of a stockholder’s intention to nominate a candidate for director at the meeting. Any such suggestion should be sent to the Corporate Governance and Nominating Committee, c/o the President and the Secretary of the Company, at 810 Houston Street, Fort Worth, Texas 76102, together with the same information as that described in the Company’s Bylaws for direct stockholder nominations. The information should include the name and address of the stockholder suggesting the individual, the number of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the committee’s consideration, the information about the individual being suggested that would be required to be included in a proxy statement filed with the Securities and Exchange Commission, and an indication of the individual’s willingness to be named as a nominee and to serve as a director of the Company if nominated by the committee and the Board. For a complete description of the requirements, stockholders should contact the Secretary of the Company or refer to the Company’s Bylaws, a copy of which can be found on the Company’s web site at www.xtoenergy.com. With respect to the deadlines for stockholder suggestions to the Committee of individuals to be considered by the Committee for nomination as a candidate to be elected at the

2005 Annual Meeting of Stockholder, see “Submission of Stockholder Proposals and Other Deadlines for the 2005 Annual Meeting of Stockholders” below. Possible candidates who have been suggested by stockholders are evaluated by the Corporate Governance and Nominating Committee in the same manner as are other possible candidates. The committee has not retained a third-party search firm to identify candidates at this time, but may do so in the future in its discretion.

Since the 2003 Annual Meeting of Stockholders, the Board of Directors has elected Phillip R. Kevil to serve as a director. He was initially suggested to the Corporate Governance and Nominating Committee for consideration by executive officers of the Company because of his financial expertise.

Communications with the Board

Stockholders may communicate concerns to any specific director, Board committee, or to the full Board of Directors by sending letters addressed to the directors at XTO Energy Inc., 810 Houston Street, Fort Worth, Texas 76102. These communications will be handled in accordance with procedures adopted by the Board of Directors. Under the procedures, the General Counsel initially receives all communications and immediately forwards to the directors all correspondence that deals with the functions of the Board or committees thereof or that needs the Board’s attention. The General Counsel regularly forwards to the Board of Directors a summary of all correspondence received, and any director can request copies of any of the correspondence. Concerns related to accounting, internal controls, or auditing matters will be handled in accordance with the Company’s Audit Committee Complaint Procedures. Information on the procedures to communicate with directors and procedures to report accounting, auditing, or internal control concerns can be found on the Company’s web site at www.xtoenergy.com.

Director Attendance at Annual Meeting of Stockholders

It has been a longstanding practice of the Company for all directors to attend the Annual Meeting of Stockholders. All directors were in attendance at the last annual meeting. The Board of Directors has formalized this practice in its procedures for stockholders to communicate with directors by providing that directors and director nominees are expected to attend each annual meeting.

Executive Sessions

Non-employee directors meet in executive session without management present at the conclusion of each regularly scheduled meeting of the Board of Directors. The chairman of the Corporate Governance and Nominating Committee presides over executive sessions. The Corporate Governance Guidelines also provide that the independent directors will hold at least one executive session each year with only independent non-employee directors present.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth as of March 19, 2004, beneficial ownership of Common Stock by directors, advisory directors, the executive officers named in the Summary Compensation Table, all directors, advisory directors, and executive officers as a group, and all persons who were known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock. All shares of Common Stock have been adjusted for the five-for-four stock split effected on March 17, 2004.

	Common Stock Beneficially Owned (a)
Name	Number of Shares (b)	Percent (c)
Directors and Executive Officers:

Bob R. Simpson (d)	5,919,250	2.51%
Steffen E. Palko	2,317,788	*
Louis G. Baldwin	951,702	*
Keith A. Hutton	1,197,284	*
Vaughn O. Vennerberg, II	875,820	*
William H. Adams III	38,338	*
Lane G. Collins (e)	49,979	*
Phillip R. Kevil (f)	43,528	*
Jack P. Randall	42,608	*
Scott G. Sherman (g)	357,397	*
Herbert D. Simons	400,488	*
Directors and executive officers as a group (12 persons) (h)	16,300,722	6.90%

Certain Beneficial Owners:
Wellington Management Company, LLP (i) 75 State Street Boston, MA 02109	22,563,595	10.38%

*	Less than 1%

(a)	Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(b)	The number of shares for directors and executive officers includes options issued under the Company’s stock incentive plan that are exercisable within 60 days of March 19, 2004, to acquire Common Stock (Mr. Simpson, 465,375; Mr. Palko, 257,250; Mr. Baldwin, 98,625; Mr. Hutton, 151,500; Mr. Vennerberg, 128,625; Mr. Adams, 20,422; Mr. Collins, 10,210; Mr. Randall, 20,422; Mr. Sherman, 20,422; Mr. Simons, 20,422; all directors and executive officers as a group, 1,242,398), performance shares (Mr. Simpson, 179,969; Mr. Palko, 99,813; Mr. Baldwin, 34,313; Mr. Hutton, 51,969; Mr. Vennerberg, 43,657), and shares of Common Stock held in the Company’s 401(k) Plan (Mr. Simpson, 113,185; Mr. Palko, 124,165; Mr. Baldwin, 119,008; Mr. Hutton, 30,023; Mr. Vennerberg, 8,093). The number of options exercisable within 60 days has been adjusted for the March 17, 2004, stock split and, as to the directors, to reflect the adjustment to the number of shares subject to options as a result of the distribution by the Company on September 18, 2003, of .0059 Cross Timbers Royalty Trust units of beneficial interest for every share of Common Stock held by stockholders.

(c)	Computed as if all presently exercisable stock options and options exercisable within 60 days by such beneficial owner had been exercised and the equivalent number of shares was issued and outstanding.

(d)	Includes 14,966 shares of Common Stock held in custodial accounts for his minor children. Excludes 18,750 shares of Common Stock owned by his spouse, as to which Mr. Simpson disclaims any beneficial ownership.

(e)	Includes 6,042 shares of Common Stock held in an IRA account for Mr. Collins and 8,485 shares of Common Stock in an IRA account beneficially owned by his spouse.

(f)	Includes 1,250 shares of Common Stock owned by his spouse.

(g)	Includes 314,685 shares of Common Stock owned by the Scott Sherman Family Limited Partnership.

(h)	Includes 3,611,579 additional shares of Common Stock held in the Company’s 401(k) Plan as of March 19, 2004, as to which certain executive officers may be deemed to have beneficial ownership due to their authority to direct the vote of the shares held in participant accounts.

(i)	As reported on Schedule 13G dated February 13, 2004, reporting ownership as of December 31, 2003, Wellington Management Company, LLP, as an investment advisor, has the shared power to vote 21,530,555 shares and shared power to dispose of 22,563,595 shares.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors (“the Committee”) is currently composed of four non-employee independent directors. Messrs. Adams, Sherman, and Simons served on the Committee throughout 2003. Mr. Kevil was appointed to serve on the Committee in February 2004. Mr. Collins served as an advisory member of the Committee throughout 2003. The Committee reviews the Company’s executive compensation program, approves salary and bonuses paid to the executive officers named in the Summary Compensation Table, grants all stock options and performance shares, and makes all policy decisions regarding the interpretation and administration of the 1998 Stock Incentive Plan. The overall policy of the executive compensation program is to attract, retain, and reward executives of high integrity who are capable of leading the Company in achieving its business objectives and strategies in a highly competitive industry.

The Company’s compensation program consists of annual compensation and long-term incentive compensation. The following report submitted by the Committee describes the application of the policy to the Committee’s decisions concerning executive compensation for 2003.

Annual Compensation

Annual compensation consists of base salary and bonus. The Committee reviews annual compensation surveys prepared by independent consultants that provide comparative annual cash compensation data for a broad group of domestic companies in the oil and gas industry. The Committee also reviews a survey of annual cash compensation data of domestic oil and gas companies obtained from public filings. Guided by one or more of these surveys, individual executive compensation is determined based upon the individual’s responsibilities and performance, as well as the Company’s performance. Participants in these surveys include most of the companies in the Dow Jones Oil Companies, Secondary Index, the industry index used by the Company in its Performance Graph, as well as other companies with which the Company competes for executive talent. The Committee believes that these surveys provide the best available annual cash compensation data for the Company’s most direct competition for executive talent.

The Committee sets the cash compensation of the executive officers. The Committee believes there is necessarily some subjectivity in setting cash compensation and does not use predetermined performance criteria. In determining appropriate cash compensation levels, the Committee subjectively and quantitatively analyzes the individual’s performance, the performance of the Company for the year, or such longer-term performance as the Committee deems appropriate, and the individual’s contribution to that performance.

The Company generally targets its base salaries at or below the median for executives at the companies surveyed and total cash compensation near the 75th percentile of companies surveyed. Adjustments are made to account for cases in which the responsibilities of Company executives appear to differ from the responsibilities of executives of the companies surveyed and to address internal pay equities. Adjustments may also be made to recognize exceptional performance by the Company in comparison to the companies surveyed based on a number of criteria, including production, operating cash flow, cash flow multiples, and total stockholder returns.

Bonuses, primarily determined by individual performance, increase as a percentage of base salary as the level of responsibility and impact on Company performance increases, and constitute a substantial portion of each executive officer’s cash compensation. Bonuses are generally paid twice a year to executive officers and are determined by subjective and quantitative analysis of both corporate and individual performance, rather than using a predetermined formula or establishing predetermined maximum bonuses. The Committee believes bonuses should be used to reflect individual performance, comparative performance, and Company performance. Specific factors considered in setting bonus levels include the Company’s operational and financial results, success of the Company’s acquisition and development programs, including significant proved reserve increases, effective management of the Company’s capital structure, and stockholder returns. The Committee also considers the executive’s level and scope of responsibility and experience, and the compensation practices of competitors for executives with similar responsibility.

The Committee believes it is appropriate to recognize extraordinary performance by an executive officer that has substantially benefited the Company, its employees, and stockholders through the use of special bonuses in addition to semi-annual bonuses. Special bonuses are only paid in exceptional circumstances and are generally in amounts relative to the benefit provided to the Company.

Long-Term Incentive Compensation

The Committee emphasizes performance-based compensation, and relies heavily upon equity-based incentives, including stock options and performance shares to compensate the executive officers of the Company. The Committee believes that equity-based incentives encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Historically, the Committee has tied long-term incentives for executive officers to expected appreciation of stock value, with the number of options and performance shares granted tied to the value of anticipated appreciation. The Company does not expense options, but the Committee is relying more on the use of performance shares that are expensed at the time of vesting. Equity-based incentives awarded to Messrs. Simpson and Palko and other executive officers are based on the Committee’s subjective evaluation of the executive officer’s ability to influence the Company’s long-term growth and profitability and to reward outstanding individual performance and contributions to the Company. Since 2001, it has been the practice of the Committee to grant executive officers named in the Summary Compensation Table performance shares with vesting to occur upon the achievement of specified stock price targets. Upon achievement of these targets, additional performance shares have been granted with vesting to occur at specified incremental increases in the price of the Company’s Common Stock. Initially, a total of 100,000 performance shares were granted to the executive officers with vesting to occur when the stock price increased $2.50. After adjusting for a three-for two-stock split in June 2001, a four-for-three stock split in March 2003, and the five-for-four stock split in March 2004, the executive officers receive a total of 250,000 performance shares for every $1.00 increment in the Common Stock price. As the use of performance shares has increased since 2001, the Committee has reduced the use of options to provide equity-based incentive compensation to executive officers. The Committee continues to review this policy. The Committee has the discretion under certain circumstances to authorize the Company to purchase vested performance shares or shares acquired upon the exercise of options from an executive officer or other participants in the 1998 Stock Incentive Plan.

Tax Deduction Limitation for Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1,000,000, unless the compensation satisfies the requirements for performance-based compensation. In April 2004, the Compensation Committee established an Executive Compensation Subcommittee to review and approve grants of performance shares and options to purchase Common Stock to any executive officer whose compensation might exceed $1 million in any year. The subcommittee consists of Messrs. Adams, Sherman, and Simons, who are independent directors as defined by the Internal Revenue Code and its regulations. At the time the Company’s 1998 Stock Incentive Plan was approved by the stockholders, it was believed to be exempt under Section 162(m). As a result, for stock options and performance shares granted under that plan, the Company has generally been entitled to the full tax deductions available when executive officers exercise their stock options or when their performance shares vest because the compensation has been considered performance based and not applied against the $1,000,000 limit. While the Committee intends to monitor compensation paid to the Company’s executive officers in light of the provisions of Section 162(m), the Committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal income tax purposes, and is not limited to paying compensation under plans that are exempt under Section 162(m). During 2003, compensation paid to Messrs. Simpson and Palko and other named executive officers exceeded the maximum deductible amount.

Compensation of the Chief Executive Officer and President

The Committee sets the cash compensation of Messrs. Simpson and Palko, subject to the minimum salaries that have been set by employment contracts approved by the Committee, as described under “Employment and

Severance Agreements” below. During 2003 the base salaries of Messrs. Simpson and Palko were $832,000 and $598,000, respectively, and for 2004 were increased to $861,120 and $618,930, respectively. For 2003, Messrs. Simpson and Palko received cash bonuses of $5,000,000 and $1,700,000, respectively.

As adjusted for the five-for-four stock split effected on March 17, 2004, Messrs. Simpson and Palko received options to purchase 620,000 and 343,000 shares of Common Stock, respectively, during 2003. Also during 2003, Mr. Simpson received nine grants for a total of 1,169,876 performance shares and Mr. Palko received nine grants for a total of 649,252 performance shares, as adjusted for the five-for-four stock split effected on March 17, 2004. Of these grants of performance shares to Messrs. Simpson and Palko, 1,102,407 and 611,939, respectively, vested between April 2003 and March 2004 when the Common Stock price reached specified levels, and 67,469 and 37,313, respectively, will vest when the stock price first trades at or above $28.00.

The Compensation Committee applied the policies described above, that are applicable to all executive officers, to determine the annual and long-term incentive compensation for Messrs. Simpson and Palko. In applying these policies, the Committee considered the continued record-setting performance of the Company in several categories and the strategic direction and leadership provided by Messrs. Simpson and Palko, co-founders of the Company, to achieve exceptional growth targets during 2003. The Committee also noted their success in identifying and completing strategic property acquisitions. During the year, Messrs. Simpson and Palko guided the Company to increase proved reserves by 24% to a record level, to replace 388% of production volumes, and to increase daily gas production by 30%, substantially higher than the Company’s target of a 15% to 17% increase. They have also positioned the Company to continue to achieve above-average production and reserve growth rates in future years. These significant achievements helped increase the stock price by 53% during 2003, which followed a 41% increase in 2002, and increased the market capitalization of the Company by $2 billion during 2003, including proceeds from share offerings. XTO’s return to stockholders continues to substantially exceed the total return of the S&P 500 Index and the Dow Jones Oil—Secondary Index as shown on the Performance Graph on page 13. This performance also resulted in the Company being ranked eighth among the top 1000 best performing publicly traded companies over a five year period ending in December 2003 by The Wall Street Journal. The Company’s Common Stock price has increased from its initial public offering price in 1993 of $13 to $210, as of March 19, 2004, excluding adjustments for stock splits, and the Committee recognized the long-term contributions of Messrs. Simpson and Palko to this success.

Compensation Committee

William H. Adams III —Chairman

Phillip R. Kevil (since February 17, 2004)

Scott G. Sherman

Herbert D. Simons

PERFORMANCE GRAPH

Common Stock of the Company began trading publicly on May 12, 1993. The following graph compares the cumulative total stockholder return on the Common Stock against the total return of the S&P 500 Index and the Dow Jones Oil—Secondary Index for the period of December 31, 1998 to December 31, 2003. The graph assumes that $100 was invested in Common Stock and each index on December 31, 1998 and that all dividends were reinvested.

	Cumulative Total Return Fiscal Year Ended December 31,
	1998	1999	2000	2001	2002	2003
XTO ENERGY INC.	100.00	121.46	559.06	530.11	749.65	1156.53
S&P 500	100.00	121.04	110.02	96.95	75.52	97.18
DOW JONES OIL—SECONDARY INDEX	100.00	115.40	184.31	169.22	172.88	226.59

EXECUTIVE COMPENSATION

The table below provides a summary of compensation during the last three calendar years for the Chief Executive Officer and the four other most highly compensated executive officers. All shares of Common Stock and Common Stock prices in the Summary Compensation Table and the related footnotes have been adjusted for the three-for-two stock split effected on June 5, 2001, the four-for-three stock split effected on March 18, 2003, and the five-for-four stock split effected on March 17, 2004.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(a)	Restricted Stock Awards ($) (b)	Securities Underlying Options/SARs (#) (c)	All Other Compensation ($)(d)
Bob R. Simpson Chairman of the Board and Chief Executive Officer	2003 2002 2001	834,427 802,667 662,500	5,000,000 3,316,500 4,208,000	— — —	22,993,428 8,629,025 4,221,200	620,500 0 1,550,491	25,427 23,284 21,863

Steffen E. Palko Vice Chairman and President	2003 2002 2001	599,744 576,917 476,917	1,700,000 1,137,469 961,000	— — —	12,760,600 3,482,063 1,773,100	343,000 0 857,183	21,080 20,080 19,580

Louis G. Baldwin Executive Vice President and Chief Financial Officer	2003 2002 2001	312,910 301,000 239,500	450,000 353,325 281,040	— — —	4,540,360 1,148,610 491,565	131,500 0 327,746	12,000 11,000 10,500

Keith A. Hutton Executive Vice President—Operations	2003 2002 2001	417,213 401,333 271,667	850,000 572,980 494,440	— — —	6,984,288 2,034,440 840,175	202,000 0 504,225	12,000 11,000 10,500

Vaughn O. Vennerberg, II Executive Vice President—Administration	2003 2002 2001	365,062 351,167 243,667	650,000 435,985 382,080	— — —	5,758,712 1,597,200 652,605	171,500 0 428,591	12,000 11,000 10,500

(a)	Amounts do not include perquisites and other personal benefits, securities, or property, because the total annual amount of such compensation did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive.

(b)

The values of the Restricted Stock Awards that are presented in the table are based on the value of the Common Stock as of the date awarded. As of December 31, 2003, the aggregate number of performance shares held and the value thereof were: Mr. Simpson, 314,907 shares, $7,129,494; Mr. Palko, 174,439 shares, $3,949,298; Mr. Baldwin, 66,689 shares, $1,509,838; Mr. Hutton, 103,407 shares, $2,341,134; Mr. Vennerberg, 85,968 shares, $1,946,316. The Restricted Stock Awards for 2003 represent the value of 112,500, 62,500, 20,000, 30,000, and 30,000 performance shares granted on April 21, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $17.00 on May 27, 2003; the value of 3,750, 7,500, and 5,000 performance shares granted on May 20, 2003, to Messrs. Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $17.60 on June 2, 2003; the value of 3,750, 7,500, and 5,000 performance shares granted on May 20, 2003, to Messrs. Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $19.20 on November 3, 2003; the value of 112,500, 62,500, 20,000, 30,000, and 25,000 performance shares granted on May 27, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $18.00 on October 8, 2003; the value of 112,500, 62,500, 20,000, 30,000, and 25,000 performance shares granted on October, 8, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $18.86 on October 29, 2003; the value of 112,500, 62,500, 20,000, 30,000, and 25,000 performance shares granted on October 30, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $19.86 on November 13, 2003; the value of 112,500, 62,500, 20,000, 30,000, and 25,000 performance shares granted on November 14, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $20.86 on December 2, 2003; the value of 67,469, 37,313, 18,063, 29,469, and 23,656 performance shares granted November 18, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $22.00 on December 4, 2003; the value of 67,469, 37,313, 18,063, 29,469, and 23,656 performance shares granted November 18, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $24.00 on February 27, 2004; the value of 67,469, 37,313, 14,313, 21,969, and 18,656 performance shares granted November 18, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $26.00 on March 2, 2004; the value of 67,469, 37,313, 14,313, 21,969, and 18,656 performance shares granted November 18,

2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which will vest when the stock price first trades at or above $28.00; the value of 112,500, 62,500, 20,000, 30,000, and 25,000 performance shares granted December 3, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $21.86 on December 4, 2003; the value of 112,500, 62,500, 20,000, 30,000, and 25,000 performance shares granted December 5, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $22.86 on December 29, 2003; and the value of 112,500, 62,500, 20,000, 30,000, and 25,000 performance shares granted December 30, 2003, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $23.86 on February 26, 2004. Quarterly dividends are paid to holders of performance shares at the same rate as dividends on Common Stock. All performance shares granted in 2003 were made pursuant to the 1998 Stock Incentive Plan.

The Restricted Stock Awards for 2002 represent the value of 166,666, 41,666, 10,000, 26,666, and 20,000 performance shares granted on February 26, 2002, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $12.00 on March 7, 2002; the value of 166,666, 31,250, 8,333, 20,000, and 15,000 performance shares granted on May 21, 2002, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $13.20 on October 17, 2002; the value of 112,000, 62,500, 20,000, 30,000, and 25,000 performance shares granted on October 15, 2002, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $14.00 on October 30, 2002; the value of 112,500, 62,500, 20,000, 30,000, and 25,000 performance shares granted on October 30, 2002, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $15.00 on December 3, 2002; the value of 3,334, 8,334, and 5,000 performance shares granted on November 19, 2002, to Messrs. Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $15.00 on December 3, 2002; the value of 3,334, 8,334, and 5,000 performance shares granted on November 19, 2002, to Messrs. Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $16.50 on May 20, 2003; and the value of 112,500, 62,500, 20,000, 30,000, and 25,000 performance shares granted on December 3, 2002, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $16.00 on April 17, 2003.

The Restricted Stock Awards for 2001 represent the value of 100,000, 50,000, 12,500, 17,500, and 12,500 performance shares granted on March 9, 2001, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $13.00 on May 21, 2001; the value of 112,500, 62,500, 20,000, 30,000, and 25,000 performance shares granted on May 24, 2001, to Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $13.00 on October 15, 2002; the value of 41,666, 10,000, 26,666, and 20,000 performance shares granted on November 20, 2001, to Messrs. Palko, Baldwin, Hutton, and Vennerberg, respectively, which vested when the stock price first traded at or above $10.98 on February 26, 2002; and the value of 166,666 performance shares granted on November 26, 2001, to Mr. Simpson which vested when the stock price first traded at or above $10.98 on February 26, 2002.

(c)	Securities Underlying Options/SARs represent options to purchase shares of Common Stock. Amounts in 2001 have been adjusted to reflect the stock splits as well as to reflect adjustment to the number of shares subject to options as a result of the distribution by the Company on September 18, 2003, of .0059 Cross Timbers Royalty Trust units of beneficial interest for every share of Common Stock held by stockholders.

(d)	All Other Compensation for 2003 represents contributions to the Company 401(k) Plan for each named officer of $12,000, and life insurance premiums for Messrs. Simpson and Palko of $13,427 and $9,080, respectively.

Stock Incentive Plans

The Company adopted the 1998 Stock Incentive Plan (“the 1998 Plan”) to provide incentives for officers, other key employees, and non-employee directors, and it is the only incentive plan the Company had during 2003. The 1998 Plan was approved by the stockholders.

Shown in the tables below are option grants made during 2003 to acquire Common Stock, option exercises during 2003, and option values as of December 31, 2003, for officers named in the Summary Compensation Table.

Common Stock Option Grants in 2003—Individual Grants

Name	Number of Securities Underlying Options Granted (a)	Percentage of Total Options Granted to Employees in 2003	Exercise Price ($/Share)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (b)
					5% ($)	10% ($)
Bob R. Simpson	620,500	23.1%	20.18	11/18/13	7,874,145	19,955,280
Steffen E. Palko	343,000	12.8%	20.18	11/18/13	4,352,670	11,030,880
Louis B. Baldwin	131,500	4.9%	20.18	11/18/13	1,668,735	4,229,040
Keith A. Hutton	202,000	7.5%	20.18	11/18/13	2,563,380	6,496,320
Vaughn O. Vennerberg, II	171,500	6.4%	20.18	11/18/13	2,176,335	5,515,440

(a)	These options were granted on November 18, 2003, and vest the earlier of one-third on the first, second and third anniversaries of the grant date, or in increments of one-fourth when the Common Stock trades at or above $22.00, $24.00, $26.00 and $28.00. The number of securities underlying options, the exercise price, and the vesting price have been adjusted for the March 17, 2004, five-for four stock split.

(b)	Values are calculated based on the fair market value at the date of grant and the stated annual appreciation rate, compounded annually, for the option term of ten years. The assumed annual appreciation rates of 5% and 10% were established by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock.

Option Exercises and Option Values at Year-End

Name	Common Stock Acquired on Exercise(a)	Value Realized ($)	Number of Shares of Common Stock Underlying Unexercised Stock Options at 12/31/03 (#)		Value of Unexercised In-the-Money Common Stock Options at 12/31/03 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bob R. Simpson	1,550,491	13,360,521	155,125	465,375	381,608	1,144,823
Steffen E. Palko	857,183	7,386,307	85,750	257,375	210,945	632,835
Louis G. Baldwin	327,746	2,824,176	32,875	98,625	80,873	242,618
Keith A. Hutton	504,225	4,344,887	50,500	151,500	124,230	372,690
Vaughn O. Vennerberg, II	428,591	3,693,154	42,875	128,625	105,473	316,418

(a)	Adjusted for the March 18, 2003, four-for-three stock split and the March 17, 2004, five-for-four stock split, and reflects adjustments to the number of shares subject to options as a result of the distribution by the Company on September 18, 2003, of .0059 Cross Timbers Royalty Trust units of beneficial interest for each share of Common Stock held by stockholders.

Equity Compensation Plan Information as of December 31, 2003

The following table summarizes information as of December 31, 2003, relating to the Company’s equity compensation plans, under which grants of stock options, performance shares, and other rights to acquire shares of XTO Energy Common Stock may be granted from time to time. All share numbers and per share prices in the table and footnotes have been adjusted for the four-for-three stock split effected on March 18, 2003, the five-for-four stock split effected on March 17, 2004, as well as to reflect adjustment to the number of shares subject to options and the exercise price of options as a result of the distribution by the Company on September 18, 2003, of .0059 Cross Timbers Royalty Trust units of beneficial interest for each share of Common Stock held by stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,924,365	$14.87	256,229
Equity compensation plans not approved by security holders	—	—	—
Total	5,924,365	$14.87	256,229

(a)	Does not include 1,096,469 performance shares that were unvested at December 31, 2003. The unvested performance shares are included in outstanding shares of common stock at December 31, 2003, and have already been deducted from the number of shares available for future issuance under our equity compensation plans.

EMPLOYMENT AND SEVERANCE AGREEMENTS

In February 1995, Messrs. Simpson and Palko entered into employment agreements effective March 31, 1995 and ending on December 31, 1995, which automatically continued from year to year thereafter. In May 2000, Messrs. Simpson and Palko entered into Amended and Restated Employment Agreements with the Company effective May 17, 2000, and ending December 31, 2000, which automatically continue year to year thereafter unless terminated by either party upon thirty days written notice prior to each December 31. The amended employment agreements incorporate certain provisions from the Severance Plans described below. Pursuant to the new agreements, Messrs. Simpson and Palko each receive an annual base salary of at least $625,000 and $450,000, respectively. The Compensation Committee has authority to pay a base salary in excess of the minimum base salary in the employment agreements and, in November 2003, authorized a salary for Messrs. Simpson and Palko of $861,120 and $618,930, respectively. Each employment agreement provides that the employee is entitled to participate in any incentive compensation program established by the Company for its executive officers, in a manner approved by the Compensation Committee. The employee also receives a minimum of $2,000,000 of life insurance, participates in the group medical and disability insurance plans of the Company and currently receives a $2,000 per month automobile allowance, plus reimbursement for fuel, maintenance, registration, and insurance costs for an automobile. The agreements are subject to early termination upon the death or disability of the employee, or for cause. If an agreement is terminated because of death or disability, the employee is entitled to receive the full severance benefits described below. If an agreement is terminated for cause, as defined in the agreement, the Company is not required to make additional payments.

The employment agreements further provide that the employee may terminate employment for “good reason,” which means: a substantial change in the employee’s title, status, position or responsibilities, failure to reelect the employee to the same or similar office, reduction of or failure to provide typical increases in the employee’s annual base salary following a change in control of the Company, relocation of the employee to an office over 25 miles from the employee’s office just prior to the proposed relocation, breach of the agreement by the Company, or failure to maintain the employee’s level of participation in the compensation and benefit plans of the Company. If the employee terminates employment for good reason, or the Company terminates the employee without cause, or there shall occur a Change in Control (as defined below), the employee is entitled to a lump-sum payment of three times the employee’s most recent annual compensation. Such compensation includes annual management incentive compensation and planned level of annual perquisites, but generally excludes benefits received pursuant to the Company’s stock incentive plans. Any special bonus or any amounts required to be designated as a bonus in the proxy statement under the rules and regulations of the Securities and Exchange Commission will be treated as a bonus in the calculation of any severance to be paid under the employment agreements. In addition, the employee becomes fully vested in all options and performance shares granted under the Company’s stock incentive plans upon any such termination. The employee will also receive 18 months of medical, vision, and dental benefits and will receive ownership of any vehicles, club memberships, and life insurance policies then being provided. The employment agreements further provide that if the employee is subject to the 20% parachute excise tax, then the Company will pay the employee under the employment agreement an additional amount to “gross-up” the payment so that the employee will receive the full amount due under the terms of the employment agreement after payment of the excise tax. The Internal Revenue Code defines a parachute payment as any severance payment, contingent upon a Change in Control, the aggregate present value of which is in excess of three times the employee’s average annual compensation over the past five years.

A “Change in Control” of the Company under the employment agreements and Severance Plans (as defined below) is deemed to have occurred only if: any person, or persons acting together as a group, shall become the direct or indirect beneficial owners of more than 25% of the Company’s voting shares; a merger or consolidation results in the Company’s stockholders holding less than 50% of the voting shares of the surviving entity; certain specified majority changes in the composition of the Board of Directors occur; or a plan or agreement is adopted, approved, or executed to dispose of all or substantially all of the assets of the Company or outstanding Common Stock.

In June 1997, the Board of Directors approved severance protection plans (“Severance Plans”) for the executive officers and other officers and key employees of the Company. In February 2000, the Board of Directors amended the Severance Plans. Under the terms of the Severance Plans, as amended, executive officers are entitled to receive a severance payment if they are employed by the Company after 45 days following a Change in Control or if they are earlier terminated other than for cause. The Severance Plans will not apply to any executive officer that is terminated for cause or by an executive officer’s own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the Severance Plans, the Chief Executive Officer and President will receive three times their annual salary and bonus and all other executive officers will receive two and one-half times their annual salary and bonus. All executive officers will also receive 18 months of medical, vision, and dental benefits. Any special bonus or any amounts that would be required to be designated as a bonus in the proxy statement or otherwise under the rules and regulations of the Securities and Exchange Commission will be treated as a bonus in the calculation of any severance to be paid under the Severance Plans.

The Severance Plans also provide that if executive officers are subject to the 20% parachute excise tax, then the Company will pay the executive officer under the Severance Plan an additional amount to “gross up” the payment so that the executive officer will receive the full amount due under the terms of the Severance Plan after payment of the excise tax. Also, all stock options and performance shares granted under any existing stock incentive plan will become vested.

Messrs. Simpson and Palko, who have severance benefits under their employment agreements as described above, may elect, within ten days of their termination of employment, to receive severance benefits provided under the Severance Plans in lieu of, but not in addition to, the severance benefits under their employment agreements.

In February 2001, the Board of Directors approved an agreement with each executive officer named in the Summary Compensation Table under which the executive officer, if employed by the Company on the date of a Change in Control, will receive a grant of performance shares immediately prior to the Change in Control. These agreements were amended by the Board of Directors in May 2001. Under the agreements, as amended, and after adjusting all numbers for the three-for-two stock split effected on June 5, 2001, the four-for-three stock split effected on March 18, 2003, and the five-for-four stock split effected on March 17, 2004, Messrs. Simpson, Palko, Baldwin, Hutton, and Vennerberg will receive 112,500, 62,500, 20,000, 30,000, and 25,000 performance shares, respectively, for every $1.00 increment in the closing price of the Common Stock above $12.00 on the date of the Change in Control. The number of performance shares granted under each agreement will be reduced by the number of performance shares awarded to the employee between the date of the agreement and the date of the Change in Control that have not been forfeited prior to or on the date of the Change in Control, unless otherwise provided by the Board of Directors or Compensation Committee. Additionally, the agreements provide that Messrs. Baldwin, Hutton, and Vennerberg will receive a grant of 50,000, 187,500, and 150,000 performance shares, respectively, immediately prior to a Change in Control, without regard to the price of the Common Stock and without reduction for any performance shares granted after the date of the agreement, but prior to the Change in Control. The performance shares will be granted under the 1998 Stock Incentive Plan. To the extent there are not sufficient shares available under the 1998 Stock Incentive Plan to satisfy the Company’s obligations, the Company will, in lieu of the shares, pay the executive officer a lump-sum cash payment equal to the value of the performance shares as of the date of the Change in Control. All amounts to be granted under these agreements will be adjusted for any future stock splits.

RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

Mr. Randall, a director of the Company, is a co-founder and director of Randall & Dewey, LP. The Company, following approval by the Board of Directors in accordance with Delaware General Corporation Law, entered into an agreement with Randall & Dewey to establish fees the Company will pay Randall & Dewey for any advisory or consulting services they provide in connection with acquisitions and other strategic transactions by the Company. The agreement is effective from November 2003 through December 2004 and applies to an expected maximum of $800 million in transactions by the Company. Under the agreement, Randall & Dewey will receive a fee of $250,000, plus a transaction fee equal to 0.75% of the transaction value, for the first transaction, and will receive only the transaction fee for subsequent transactions. No fees had been paid under this agreement as of March 31, 2004, but Randall & Dewey has provided services in connection with several transactions for which they will be entitled to receive a fee upon closing. Additionally, during 2003, Randall & Dewey represented several sellers of properties to the Company totaling $186 million for which Randall & Dewey received a fee from the sellers. In September 1999, Randall & Dewey also represented Merchant Resources #1 L.P. in its purchase from the Company of certain oil and gas properties for $63.5 million. The Company’s gas marketing subsidiary continued to market gas for Merchant Resources #1 L.P. from some of the properties sold until April 2003. Further, as a limited partner, the Company invested $584,000 in St. John’s Operating #1 L.P., which has a small limited partnership interest in Merchant Resources #1 L.P., and in which Randall & Dewey is an indirect limited partner. In April 2003, Merchant Resources #1 L.P. sold the properties it acquired from XTO Energy and will soon be making a final distribution to the Company for its interest in St. John’s Operating #1 L.P. Based on an impairment evaluation in 2003, the Company wrote down this investment to $100,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current or former employee served on the Compensation Committee during 2003. In February 2004, Phillip R. Kevil was elected to the Board of Directors and to the Compensation Committee. He was a Vice President of the Company until 1997, when he retired. None of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Company’s Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors, and 10% stockholders file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of the reports must be provided to the Company. To the Company’s knowledge, based solely on the information furnished to the Company and written representations from executive officers and directors, the Company believes that all applicable Section 16(a) filing requirements with respect to the Common Stock were complied with during and for the year ended December 31, 2003, for all current executive officers and directors. The Company has determined that Mr. J. Luther King, Jr., a director of the Company until May 20, 2003, had one late filing with respect to one transaction during 2003. This transaction has now been reported.

Item 2.    APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The authorized capital stock of the Company presently consists of 250,000,000 shares of Common Stock, $.01 par value per share, and 25,000,000 shares of Preferred Stock, $.01 par value per share. The number of shares of Common Stock outstanding as of March 31, 2004, was 234,843,096. Allowing for the number of shares of Common Stock outstanding or reserved for future issuance, only approximately 9,574,000 authorized shares of Common Stock remain freely available for issuance.

The Board of Directors has determined that the number of unreserved shares of Common Stock presently available for issuance is not sufficient to provide for future contingencies and needs of the Company, such as possible future stock splits, financings, business acquisitions, business combinations, stock distributions, stock incentive plans, or other corporate purposes. The Company considers and explores potential acquisitions on a regular basis and may issue shares of Common Stock in connection therewith. Additionally, the Company has effected six stock splits since 1997. The timing of a stock split and the ratio of shares to be issued as a dividend in connection with a stock split are made in light of market prices and other conditions that may prevail at the time such determinations are made. An increase in such authorized shares available for issuance would give the Company greater flexibility to respond to future developments without the expense and delay of a special meeting of stockholders. As of the date on which this Proxy Statement is being mailed, there are no definite proposals in place with respect to any material transaction involving the issuance of Common Stock. The Company has announced that if acquisitions in 2004 exceed the currently budgeted amount of $650 million, a portion of the acquisitions are expected to be funded with the issuance of Common Stock. If there are any potential business combination transactions that require stockholder approval, such approval will be sought at the appropriate time.

The Board of Directors has unanimously adopted a resolution setting forth a proposed amendment (“Proposed Amendment”) to Article Four of the Company’s Restated Certificate of Incorporation, as amended, that would increase the number of authorized shares of Common Stock to 500,000,000. The resolution adopted by the Board of Directors, which is being presented for approval by the stockholders at the Annual Meeting, is set forth below:

RESOLVED, that the Restated Certificate of Incorporation of XTO Energy Inc. be, and the same hereby is, amended by deleting the first sentence of Article Four and inserting in lieu thereof the following sentence:

“The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be five hundred million (500,000,000) shares of Common Stock of the par value of one cent ($.01) per share, and twenty-five million (25,000,000) shares of Preferred Stock of the par value of one cent ($.01) per share.”

The Board of Directors believes that the Proposed Amendment will provide several long-term advantages to the Company and its stockholders. The passage of the Proposed Amendment would enable the Company to declare stock splits and to pursue acquisitions or enter into transactions which the Board of Directors believes provide the potential for growth and profit. If additional authorized shares are available, transactions dependent upon the issuance of additional shares are less likely to be undermined by delays and uncertainties occasioned by the need to obtain stockholder authorization to provide the shares necessary to consummate such transactions.

The Company relies heavily upon equity-based incentives to compensate executive officers and other employees of the Company. Passage of the Proposed Amendment would enable the Company to issue shares under stock incentive compensation plans that have been approved by the stockholders or that may be approved by the stockholders in the future. Without an increase in authorized shares of Common Stock, the Company may be limited in the ways in which it can compensate employees.

The additional authorized shares of Common Stock could also be used for such purposes as raising additional capital for the operations of the Company. Such shares would be available for issuance without further action by the stockholders, unless required by the Company’s Restated Certificate of Incorporation or Bylaws, by the rules of any stock exchange on which the Common Stock may be listed, or by applicable law. Without an increase in authorized shares of Common Stock, the Company may have to rely on debt, seek alternative financing means, or forego an investment opportunity altogether.

In addition, the availability of authorized but unissued shares of Common Stock could, under certain circumstances, have an anti-takeover effect. Although the Board of Directors has no present intention of doing so, the issuance of new shares of Common Stock could be used to dilute certain rights of a person seeking to obtain control of the Company should the Board of Directors consider the action of such person not to be in the best interest of the stockholders of the Company. The Company is not aware of any pending or proposed effort to obtain control of the Company or to change the Company’s management.

In the event additional shares of Common Stock are issued by the Company, existing holders of shares of Common Stock would have no preemptive rights under the Company’s Restated Certificate of Incorporation or otherwise to purchase any of such shares. It is possible that shares of Common Stock may be issued at a time and under circumstances that may dilute the voting power of existing stockholders, decrease earnings per share, and decrease the book value per share of shares presently held.

Vote Required and Effective Date

The affirmative vote of holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required for approval of the Proposed Amendment. If approved by the stockholders, the Proposed Amendment will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State amending the Company’s Restated Certificate of Incorporation, which will occur as soon as reasonably practicable. No changes will be made in the respective rights and privileges pertaining to the outstanding shares of Common Stock.

Board Recommendation

The Board of Directors believes that the proposed amendment to increase the number of authorized shares of Common Stock is in the best interests of the Company and stockholders and recommends that stockholders vote FOR the Proposed Amendment.

OTHER MATTERS

Independent Auditors and Auditor Fees

The Company retained KPMG LLP as its principal independent public accountants in 2003. Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement at the meeting should they desire to do so.

On May 20, 2002, the Company, with the approval of the Board of Directors upon the recommendation of the Audit Committee, appointed KPMG LLP as independent auditors for fiscal 2002 to replace Arthur Andersen LLP (Arthur Andersen) effective with such appointment. The report of Arthur Andersen on the Company’s consolidated financial statements for the years ended December 31, 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty or audit scope. Furthermore, there were no modifications in Arthur Andersen’s report as to accounting principles, with the exception that the report included an explanatory paragraph with respect to the change in method of accounting for derivative instruments and hedging activities effective January 1, 2001, as required by the Financial Accounting Standards Board.

During the years ended December 31, 2000 and 2001, and the interim period subsequent to December 31, 2001, there was no disagreement between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make a reference to the subject matter of such disagreement in connection with its report on the Company’s financial statements. Additionally, during the years ended December 31, 2000 and 2001, and through May 20, 2002, the Company did not consult with KPMG LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

During 2003 and 2002 the Company incurred the following fees with KPMG:

	2003	2002
Audit Fees	$434,303	$221,315
Audit-Related Fees (a)	13,000	12,000
Tax Fees (b)	7,500	117,875
All Other	—	—

Total	$454,803	$351,190

(a)	Audit-Related Fees relate to financial audits of employee benefit plans.
(b)	Tax Fees in 2003 relate to assistance with state and local tax refunds and in 2002 relate to state tax planning as well as state and local tax refunds.

The Audit Committee must give prior approval to all services the Company’s independent accountants provide to the Company. This includes any audit, audit-related, and tax services or, to the extent permitted by law, non-audit services. The Audit Committee may delegate to a subcommittee of one or more members, authority to approve any such request, provided the subcommittee presents any approval so given to the Audit Committee at its next scheduled meeting. All audit, audit-related, and tax services rendered by KPMG in 2003 were approved by the Audit Committee or its chairman.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The independent accountants are responsible for performing an independent audit of the Company’s financial statements.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the Company’s audited financial statements for the fiscal year ended December 31, 2003. The Audit Committee also has discussed with the independent accountants for the Company the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has discussed with the independent accountants their independence from management and the Company, including the matters in the written disclosures and the letter from the independent accountants for the Company required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has considered the compatibility of the provision of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to in the above paragraph, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Audit Committee

Herbert D. Simons—Chairman

William H. Adams III

Phillip R. Kevil (since February 17, 2004)

Scott G. Sherman

OTHER BUSINESS

The Board of Directors does not know of any business to be presented for consideration at the Annual Meeting other than those matters described in this Proxy Statement. If any other matters should properly come before the meeting, however, it is intended that the persons named in the accompanying proxy will vote on those matters in accordance with their best judgment.

Submission of Stockholder Proposals and Other Deadlines for the 2005 Annual Meeting of Stockholders

Stockholder proposals intended to be presented under Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company’s proxy statement and accompanying proxy for the Company’s 2005 Annual Meeting of Stockholders must be received at the Company’s principal executive offices in Fort Worth, Texas, on or before December 22, 2004, and must meet the requirements of Rule 14a-8.

In addition, a stockholder desiring to raise a matter at the 2005 Annual Meeting of Stockholders, where the stockholder has not sought inclusion of the matter in the proxy statement and accompanying proxy relating to such meeting pursuant to Rule 14a-8, must comply with the advance notice provisions in the Company’s Bylaws. Such provisions require that written notice of an intention to raise a matter at an annual meeting of stockholders must be received by the Secretary of the Company not less than 90 days, or more than 120 days, before the anniversary date of the immediately preceding annual meeting of stockholders. For the 2005 Annual Meeting of Stockholders, notice should be received no earlier than January 18, 2005, and no later than February 17, 2005. If notice is received after February 17, 2005, the Board of Directors may exercise discretionary voting authority with respect to that proposal without including any discussion of it in the proxy statement. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any matter raised at a stockholder’s meeting that did not comply with the requirements described above and other applicable requirements. A stockholder who desires to raise such matters should contact the Secretary of the Company for the specific requirements prescribed by the Bylaws or refer to the copy of the Bylaws available on the Company’s web site at www.xtoenergy.com.

A stockholder desiring to nominate an individual for election as a director at the 2005 Annual Meeting of Stockholders must comply with the advance notice provisions in the Company’s Bylaws. The Bylaws require that written notice to nominate a director be received by the Board of Directors, with a copy to the President and Secretary of the Company, not later than 120 days in advance of the annual meeting date. For the 2005 Annual Meeting of Stockholders, notice of intent to nominate a director at the stockholder’s meeting must be received by January 17, 2005. A stockholder desiring to suggest an individual for consideration by the Corporate Governance and Nominating Committee as a possible candidate for election as a director at the 2005 Annual Meeting of Stockholders should submit the suggestion to the Committee, c/o the President and Secretary, by January 17, 2005. For a description of some of the requirements for suggesting an individual for consideration by the Corporate Governance and Nominating Committee for election as a director, see “Corporate Governance Matters—Nomination Process.” For a complete description of the Bylaw requirements, contact the Secretary of the Company, or refer to the copy of the Bylaws available on the Company’s web site at www.xtoenergy.com.

Annual Report and Form 10-K

The Company’s 2003 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2003, including audited financial statements, accompany this Proxy Statement. Additional copies of the Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request to: Investor Relations, XTO Energy Inc., 810 Houston Street, Fort Worth, Texas 76102.

By Order of the Board of Directors,

Virginia N. Anderson

Secretary

Fort Worth, Texas

April 21, 2004

Appendix A

CHARTER

OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF XTO ENERGY INC.

(As amended through March 5, 2004)

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors of XTO Energy Inc. (the “Company”) is to assist the Board of Directors in its oversight of the management of the Company. The Committee shall ensure that, in connection with the audit or review of the Company’s financial statements, the Company’s independent accountants are ultimately accountable to the Board of Directors and the Committee.

The Committee’s primary responsibilities are to:

•	assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; and (iii) the performance of the Company’s internal audit function;

•	objectively monitor the Company’s internal control system and financial reporting practices;

•	select and retain, and review and evaluate the performance, qualifications and independence of, the Company’s independent accountants and performance of the accounting department; and

•	provide open communication among the Board of Directors, financial and senior management, the accounting department, persons performing the internal audit function and the independent accountants.

Composition of Committee

The Committee shall consist of three or more independent directors, each of whom shall satisfy the independence and experience requirements of the New York Stock Exchange (NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission (“SEC”). Each member of the Committee shall be financially literate, or become financially literate within a reasonable time after appointment to the Committee, and at least one member of the Committee shall have accounting or related financial management expertise. To the extent possible, at least one member of the Committee shall be an audit committee financial expert as defined by the SEC. No member shall serve on the audit committee of more than two other public companies.

Responsibilities

In fulfilling its responsibilities, the Committee shall:

1.    Review the Committee’s Charter annually, and recommend any modifications it may deem necessary to the Board of Directors.

2.    Select and retain independent accountants. The Committee shall have the ultimate authority and responsibility to select and replace the independent accountants.

3.    Evaluate, confirm and monitor the independence of the independent accountants. The Committee shall ensure that the independent accountants submit to the Committee at least annually a formal written statement(s) delineating all relationships between the accountants and the Company, addressing at a minimum the matters set forth in Independence Standards Board Standard No. 1, and addressing each non-audit service provided to the Company, including fees billed for such services. The Committee will actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountants. The Committee shall consider the effect of the independent accountants’ provision of information technology consulting services relating to financial information systems design and implementation and the provision of other non-audit services to the Company on the independence of the independent accountant. The Committee will present its conclusions with respect to the independent accountants to the Board of Directors.

4.    Obtain and review at least annually a report by the independent accountants describing: (a) the accounting firm’s internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the firm and any steps taken to deal with any such issues.

5.    Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

6.    Prior to the audit, review with the Controller and the independent accountants the audit scope, audit plan and the coordination of audit effort to assure completeness of coverage and the effective use of audit resources, including the staffing of the audit.

7.    Consider and review with the Controller the adequacy of the Company’s internal controls and the conflicts of interest policy.

8.    At least annually, consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.

9.    Discuss with management, the Controller, and the independent accountants any significant risks or exposures and assess the steps management has taken to monitor and minimize such risks to the Company, including any guidelines and policies adopted by the Company with respect to risk assessment and risk management.

10.    At the completion of the annual audit, review with management, the Controller and the independent accountants:

•	The Company’s annual financial statements and related notes;

•	The independent accountants’ audit of the financial statements and their report thereon;

•	Any significant changes required in the independent accountants’ audit plan;

•	Any serious difficulties or disputes with management encountered during the course of the audit, including any restrictions on the scope of activities or access to requested information, and management’s response; and

•	Any other significant findings and recommendations and any matters related to the conduct of the audit that should be communicated to the Committee under generally accepted auditing standards.

11.    Review and discuss with management and the independent accountants the audited financial statements to be included in the Company’s Annual Report on Form 10-K, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and such other matters as the Committee deems appropriate in connection with making a determination whether to recommend to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K.

12.    Review and discuss with management and the independent accountants the Company’s quarterly financial results and financial statements to be included in the Company’s quarterly reports on Form 10-Q, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

13.    Discuss with management the Company’s earnings releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

14.    Review and discuss quarterly reports from independent accountants on:

•	All critical accounting policies and practices to be used;

•	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramification of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant; and

•	Other material written communication between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

15.    Meet with the Controller, the independent accountants, management and persons responsible for the internal audit function in separate executive sessions to discuss any matters that the Committee or any of these parties believes should be discussed privately with the Committee.

16.    Oversee the Company’s disclosure controls and procedures and internal controls and procedures for financial reporting, and review disclosures made to the Committee by the Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the company’s internal controls.

17.    Review the appointment and replacement of person’s responsible for the internal audit function and periodically review the responsibilities, budget and staffing of the internal audit function with the independent accountants and management.

18.    Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

19.    Prepare an annual Audit Committee report for inclusion in the Company’s proxy statement.

20.    Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee is authorized to retain independent counsel, accountants, or other third parties to assist it in the conduct of any investigation.

21.    Hold at least four meetings each year and such special meetings as may be called by the Chairman of the Committee or at the request of the independent accountants, the Controller or persons performing the internal audit function. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

22.    Set a policy for hiring employees or former employees of the independent accountants who participated in any capacity in the audit of the Company.

23.    Assure the regular rotation of the lead audit partner, concurring partners and senior partners assigned by the independent accountants to the Company’s account as required by rules and regulations of the SEC and consider whether there should be a regular rotation of the audit firm to assure auditor independence.

24.    Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the audit of the Company as the Committee may, in its discretion, determine to be advisable.

25.    Perform such other functions as assigned by law or the Board of Directors.

26.    Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

27.    Conduct an annual performance evaluation.

Committee Resources

The Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors. The Committee shall determine the extent of funding necessary for payment to any advisors.

Disclosure of Charter

This Charter will be made available on the Company’s web site at www.xtoenergy.com.

Appendix B

XTO ENERGY INC.

Categorical Standards of Directors’ Independence

It is a policy of the Board of Directors that a majority of the voting directors be independent of the Company. The Board of Directors will not include the non-voting advisory directors in determining whether a majority of the directors are independent. For a director to be deemed independent, the Board of Directors must affirmatively determine that the director has no material relationship with the Company or any member of the senior management of the Company or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of the Company’s stockholders.

A director who at all times during the last year, and beginning November 4, 2004, during all times during the previous three years, has met all of the following categorical standards shall be presumed to be “independent”:

•	The Company has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•	Neither the director, not any of his or her immediate family members, has received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or interim Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

•	The director has not been employed by, or affiliated with the Company’s present or former auditors, nor has any of his or her immediate family members been so employed or affiliated (except in a non-professional capacity).

•	Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation (or equivalent) committee of another company that employs the director in any capacity or any of his or her immediate family members in an executive officer capacity.

•	Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by or affiliated with a significant supplier or customer of the Company. For the purposes of this categorical standard, a supplier or customer shall be considered significant if its sales to, or purchases from, the Company represent the greater of (a) $1 million or (b) more than 2% of such other company’s consolidated gross revenues.

•	Neither the director, nor any of his or her immediate family members has received more than $50,000 under personal services contracts with the Company, its chairman, chief executive officer or other executive officers, or any affiliate of the Company.

•	Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which the Company gives directly, or indirectly through the provision of services, more than $500,000 per annum or 2% of the total annual donations received by the foundation, university or other non-profit organization (whichever is less).

B-1

•	Neither the director, nor any of his or her immediate family members, either directly or indirectly as a partner, shareholder, or officer of another company, has owned more than 10% of the Company’s common stock.

•	Neither the director, nor any of his or her immediate family, has been employed by (or affiliated with) a significant lender of the Company. For the purposes of this categorical standard, a lender shall be considered significant if the credit extended is more than 10% of the consolidated assets of the Company.

For purposes of these standards, “immediate family” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The Board of Directors will undertake an annual review of the independence of all non-employee voting directors. In advance of the meeting at which this review occurs, each non-employee voting director will be asked to provide the Board of Directors with full information regarding the director’s business and other relationships with the Company and with senior management to enable the Board of Directors to evaluate the director’s independence.

B-2

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE MATTERS LISTED BELOW.

Please Mark Here ☐

for Address Change

Or Comments

SEE REVERSE SIDE

1. Election of Directors			FOR	AGAINST	ABSTAIN

CLASS I DIRECTOR (Two-Year Term): CLASS II DIRECTORS (Three-Year Term):	01 Phillip R. Kevil 02 Scott G. Sherman 03 Bob R. Simpson	2. Approval of the Amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $0.01 par value per share, to 500,000,000.	☐	☐	☐

VOTE FOR ALL NOMINEES (except as marked – SEE INSTRUCTION)	VOTE WITHHELD AS TO ALL NOMINEES

☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, strike through the nominee’s name above.

Consenting to receive all future annual meeting

materials and shareholder communications

electronically is simple and fast! Enroll today at

www.melloninvestor.com/isd for secure online access to

your proxy materials, statements, tax documents and other

important shareholder correspondence.

Signature	Signature	Date

Please sign EXACTLY as your name or names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign. If a corporation, sign in corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

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é FOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/xto Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

XTO Energy Inc.

810 Houston Street, Fort Worth, Texas 76102

This Proxy is solicited by the Board of Directors of XTO Energy Inc.

for the Annual Meeting of Stockholders on May 18, 2004

The undersigned hereby appoints Steffen E. Palko and Virginia N. Anderson and each of them as Proxies, each with the power to appoint a substitute, and hereby authorizes each of them to vote all shares of XTO Energy Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, May 18, 2004, in the Horizon Room on the Twelfth Floor of the Fort Worth Club Tower, 777 Taylor Street, Fort Worth, Texas, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this Proxy will be voted for the matters listed herein. As to such other matters that may properly come before the Annual Meeting of Stockholders, this Proxy will be voted by the Proxies listed above according to their discretion.

Address Change/Comments (Mark the corresponding box on the reverse side)

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é FOLD AND DETACH HERE é

You can now access your XTO Energy Inc. account online.

Access your XTO Energy Inc. stockholder account online via Investor ServiceDirect (ISD).

Mellon Investor Services LLC, Transfer Agent for XTO Energy Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time